Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated April 14, 2023 relating to the financial statements of Arcimoto, Inc. appearing in the Form 10-K of Arcimoto, Inc. for the year ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Portland, Oregon

/s/ Deloitte & Touche LLP

August 25, 2023